Microsoft Word 10.0.4219;685641_1.DOC
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 22, 2004

                                    MFB CORP.

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

                               0-23374 35-1907258
           (Commission File Number) (IRS Employer Identification No.)

                             121 South Church Street
                                   PO Box 528
                            Mishawaka, Indiana 46544
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (574) 255-3146

Item 7.           Financial Statements and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated July 22, 2004.

Item 12. Results of Operations and Financial Condition.

MFB Corp., an Indiana corporation ("Registrant"), issued a press release which was publicly disseminated on July 22, 2004 announcing its results of operations for the quarter ended June 30, 2004. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, but is instead furnished as required by that instruction.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           /s/ Thomas J. Flournoy, Chief Financial Officer Thomas J. Flournoy, Chief Financial Officer





Dated: July 22, 2004

July 22, 2004
Contact: Charles J.Viater
         President/CEO


                   MFB Corp. ANNOUNCES THIRD QUARTER EARNINGS
                       AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial, reported today consolidated net income on an unaudited basis of $607,000, or $0.44 diluted earnings per share for the three months ended June 30, 2004, an increase from the $61,000, or $0.05 diluted earnings per share for the three months ended June 30, 2003. MFB Corp's consolidated net income for the nine months ended June 30, 2004 is $1.6 million, or $1.15 diluted earning per share, compared to $1.3 million, or $0.97 diluted earnings per share for the same period last year.

            Charles Viater, President and CEO, stated that "Despite increases in our operating costs related to our new facilities, our net interest margin, fee income and loan quality continue to improve, positioning us well for future growth."

                   In addition, Mr. Viater announced today that the Board of Directors has declared a cash dividend of $0.12 per share of common stock for the quarter ended June 30, 2004, a 9.1% increase over the dividend for the same quarter last year. The dividend is payable on August 17, 2004 to holders of record on August 3, 2004.

            MFB Corp's net interest income before provision for loan losses for the three month period ended
 June 30, 2004 totaled $2.8 million compared to $2.7 million for the same period last year. For the nine month period ended June 30, 2004, net interest income totaled $8.4 million compared to $8.2 million for the same period last year. The increase in net interest income is primarily from reduced interest expense on FHLB advances partially offset by a reduction in mortgage loan and investment interest income for both the three and nine month periods.

                   The provision for loan losses for the third quarter ended June 30, 2004 was $150,000 compared to $110,000 for the third quarter last year. For the nine months ended June 30, 2004, the provision for loan losses was $650,000 compared to $1.0 for the same period last year. The decreased provision for this year is based on several factors including the current economic environment, current and past delinquency trends, change in the character and mix of the loan portfolio, adequacy of collateral on loans and historical and estimated loan charge offs. The quality of MFB Corp's loan portfolio has continued to improve as nonperforming assets have declined to $3.3 million at June 30, 2004 from $4.5 million at September 30, 2003.

            Total noninterest income increased to $1.8 million from $386,000 from the third quarter last year to the third quarter this year. For the nine months ended June 30, 2004, total noninterest income was $4.4 million, an increase over the $3.1 million for the same period last year. Other noninterest income increased from $1.1 million to $1.4 million from the third quarter last year to the third quarter this year. For the nine months ended June 30, 2004, other noninterest income was $4.1 million, an increase over the $3.8 million for the same period last year. New and increased service fees on deposit accounts and rental income significantly contributed to the increases for the three and nine month periods. These increases were partially offset by a decline in gains on sale of mortgage loans from last year. A mortgage servicing rights valuation recovery occurred in the third quarter ended June 30, 2004 totaling $466,000 compared to an impairment charge of $704,000 for the third quarter last year. For the nine months ended June 30, 2004, the mortgage servicing rights recovery was $464,000 compared to the impairment charge of $704,000. The impairment and recovery on mortgage servicing rights is related to the decline and subsequent recovery in the market value of servicing rights associated with MFB Financial's $174 million mortgage loan servicing portfolio. The values of mortgage servicing portfolios, which are significantly dependent on estimated loan prepayment speeds, have been volatile in the past two years. MFB Corp's net income has been significantly affected by this volatility. The loss on securities for the third quarter ended June 30, 2004 totaling $109,000 is the result of a write down of a corporate stock held by MFB Corp based on current estimates of fair value.

          Noninterest expense increased from $3.1 million for the third quarter last year to $3.6 million for the third quarter this year and increased 16% year to date primarily due to increased occupancy and equipment for a new branch opening and the new corporate headquarters, and consulting expenses paid for two major projects. Income tax expense has increased from last year for both the three and the nine month periods ended June 30 due to increased income before income taxes.

            MFB Corp's total assets of $427.9 million as of June 30, 2004 have increased slightly from the $426.3 million at June 30, 2003. Total loans at June 30, 2004 of $345.3 million represented a growth of 7.9% from the $320.0 million last year. Mortgage loans have increased from $137.4 million at June 30, 2003 to $138.7 million at June 30, 2004, commercial loans increased from $154.6 million last year to $172.6 million this year and consumer loans, including home equity loans, increased from $28.0 million last year to $34.0 million this year. Investment securities decreased from $50.7 million at June 30, 2003 to $31.2 million at March 31, 2004.

             MFB Corp's allowance for loan losses at June 30, 2004 was 1.56% of loans compared to 1.79% at June 30, 2003. The ratio of nonperforming assets to loans declined from 1.33% at June 30, 2003 to 0.97% at June 30, 2004, due to loan charge offs and liquidation of nonperforming loans. For the third quarter ended June 30, 2004, net charge offs were $97,000. There were no net charge offs for the quarter ended June 30, 2003. Year to date net charge offs for the nine months ended June 30, 2004 total $475,000 compared to $440,000 for the same period last year. In management's opinion, the allowance for loan losses is adequate to cover probable incurred losses at June 30, 2004.

            Total deposits increased from $284.6 million last year to $289.8 million this year. Increases have occurred in both demand and savings deposits. Federal Home Loan Bank advances decreased from $103.8 million last year to $97.8 million this year.

             Total shareholders' equity increased from $32.7 million at June 30, 2003 to $35.7 million at June 30, 2004. MFB Corp's equity to asset ratio was 8.35% at June 30, 2004 compared to 7.68% last year. The book value of MFB Corp stock increased from $25.83 at June 30, 2003 to $26.87 at June 30, 2004.

             MFB Corporation and Sobieski Bancorp, Inc., parent companies of MFB Financial and Sobieski Bank, respectively, have entered into an agreement dated April 25, 2004 whereby MFB Financial will acquire certain assets and assume certain liabilities of Sobieski Bank. Under the terms of the agreement, MFB Financial will pay Sobieski Bank $1.03 million (subject to certain adjustments). As of March 31, 2004, Sobieski Bank had approximately $108.6 million in assets and approximately $104.6 million of liabilities, including $70.1 million in deposits. Among items excluded from the acquisition under the agreement are approximately $7.6 million (net book value after allowances and charge-offs as of January 31, 2004) of troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting Sobieski Bank, and other items. The transaction is structured as an asset purchase and MFB Financial generally will not assume any of Sobieski's contingent liabilities. On July 15, 2004, the Office of the Thrift Supervision approved MFB Financial's Joint Interagency Bank Merger Act application related to this transaction subject to certain customary conditions. The acquisition is expected to close in the quarter ending September 30, 2004. The transactions remain subject to Sobieski Bank maintaining a minimum capital level at closing and approval by the shareholders of Sobieski.

             MFB Corp's wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its eight banking centers in St. Joseph and Elkhart counties. MFB's newest banking center was opened in January, 2004 in South Bend, Indiana. MFB moved into its new corporate headquarters in Mishawaka, Indiana during this quarter ended June 30, 2004.

                                          MFB CORP. AND SUBSIDIARY
                                        Consolidated Balance Sheets (Unaudited)
                                           June 30, 2004 and 2003
                                     (in thousands, except share information)

                                                                                                          June 30,
                                                                                                 2004                2003
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                       $    7,348         $    11,374
Interest-bearing deposits in other financial institutions - short term                              7,696              20,947
                                                                                               ----------         -----------
      Total cash and cash equivalents                                                              15,044              32,321

Interest-bearing time deposits in other financial institutions                                      1,501               1,000
Securities available-for-sale                                                                      31,263              50,711
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,708               6,391

Loans held for sale                                                                                 1,636               1,586

Loans receivable                                                                                  345,294             319,973
       Less: allowance for loan losses                                                             (5,373)             (5,713)
                                                                                               -----------             -------
          Loans receivable, net                                                                   339,921             314,260
                                                                                                 ----------           -------

Accrued interest receivable                                                                         1,445               1,649
Premises and equipment, net                                                                        14,526               6,070
Mortgage servicing rights, net                                                                      1,940                 907
Investment in limited partnership                                                                   2,367               2,603
Cash Surrender Value of Life Insurance                                                              5,392               5,149
Other assets                                                                                        6,190               3,697

Total Assets                                                                                     $427,933            $426,344

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
           Noninterest-bearing demand deposits                                                $    30,081         $    26,227
             Savings, NOW and MMDA deposits                                                       111,536             101,841
             Other time deposits                                                                  148,186             156,569
                                                                                                  -------             -------
                Total deposits                                                                    289,803             284,637
                                                                                                  -------             -------

      Federal Home Loan Bank advances                                                              97,860             103,790
      Loans from correspondent banks                                                                    -                 300
      Advances from borrowers for taxes and insurance                                               1,577                 661
        Accrued expenses and other liabilities                                                      2,977               4,211
          Total Liabilities                                                                       392,217             393,599

Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 06/30/04 and 06/30/03
       shares outstanding: 1,329,060 - 06/30/04, 1,267,610 - 06/30/03                              12,486              12,766
        Retained earnings - substantially restricted                                               32,147              30,055
         Accumulated other comprehensive income (loss),
          net of tax of $(69) - 06/30/04 and $(133) - 06/30/03                                       (934)               (764)
         Treasury Stock, 360,357 common shares - 06/30/04
        421,807 common shares - 06/30/03, at cost                                                  (7,983)             (9,312)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    35,716              32,745
                                                                                                 -----------        ---------
       Total Liabilities and Shareholders' Equity                                                $427,933            $426,344
                                                                                                 ========            ========



                                                                MFB CORP. AND SUBSIDIARY
                                                       Consolidated Statements of Income (Unaudited)
                                                 Three Months and Nine months Ended June 30, 2004 and 2003
                                                      (in thousands, except per share information)


                                                         Three Months Ended                Nine Months Ended
                                                              June 30,                          June 30,
                                                       2004            2003               2004             2003

Total interest income                                 $5,505           $5,732           $16,478          $17,597

Total interest expense                                 2,697            3,065             8,115            9,437
                                                       -----            -----             -----            -----

Net interest income                                    2,808            2,667             8,363            8,160

Provision for loan losses                                150              110               650            1,010
                                                      ------           ------               ---           -------

Net interest income after provision for loan losses    2,658            2,557             7,713            7,150

Other noninterest income                               1,403            1,090             4,074            3,775
Mortgage servicing recovery (impairment)                 466             (704)              464             (704)
Gain (loss)  on securities                              (109)               -              (109)              40
                                                      -------           ------             -----           ------
Total noninterest income                               1,760              386             4,429            3,111

Salaries and employee benefits                         1,749            1,759             5,147            5,066
Occupancy and equipment                                  642              425             1,863            1,156
Data Processing expense                                  175              127               452              488
Other expenses                                         1,007              784             2,765            2,073
                                                       -----              ---             -----            -----
Total noninterest expense                              3,573            3,095            10,227            8,783

Income before income taxes                               845            (152)             1,915            1,478

Income tax expense (credit)                              238            (213)               336              186

      Net Income                                      $  607             $ 61            $1,579          $ 1,292
                                                      ======             ====            ======          =======



Basic Earnings per common share                        $ .46              .05           $  1.20             1.00


Diluted Earnings per common share                      $ .44              .05           $  1.15              .97
